                                                      Filed pursuant to
                                                      Rule 424(b)(1)
                                                      Registration No. 333-51865

PROSPECTUS


                                 629,445 SHARES

                       VALUE CITY DEPARTMENT STORES, INC.

                                  COMMON STOCK


                      ------------------------------------




         All of the 629,445 shares of common stock, without par value (the "Common Stock"), of Value City Department Stores, Inc. (the "Company") offered hereby (the "Shares") may be offered for sale from time to time by and for the account of certain shareholders of the Company (collectively, the "Selling Shareholders") as more fully described herein. The Company will not receive any proceeds from the sale of Shares offered hereby by the Selling Shareholders. See "Use of Proceeds," "Selling Shareholders," and "Plan of Distribution."

         The Common Stock is listed on the New York Stock Exchange under the symbol "VCD" On May 13, 1998, the closing price per share of the Common Stock on the New York Stock Exchange was $18.75.

         This Prospectus relates to 629,445 shares of Common Stock which have been either gifted to the Selling Shareholders (each a charitable foundation) by Schottenstein Stores Corporation or purchased by the Selling Shareholders on the open market. The Selling Shareholders, directly, through agents designated from time to time, or through broker-dealers or underwriters also to be designated, may sell the Shares, jointly or severally, from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, public offering price, the names of any such agent, broker-dealer, or underwriter and any applicable commission or discount will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). See "Selling Shareholders" and "Plan of Distribution." The Selling Shareholders, jointly and severally, reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made in the manner set forth above.




                      ------------------------------------




    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                      ------------------------------------



                                  May 14, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, and other information filed by the Company can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the public reference facilities of the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. The public may obtain information on the operation of the Public Conference Room by call the Commission at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The Company has filed with the Commission under the Securities Act, and the rules and regulations thereunder, a Registration Statement on Form S-3, as it may be amended (the "Registration Statement"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which reference is hereby made. Any statements contained herein or in any document incorporated by reference herein concerning the provisions of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or other document, each such statement being qualified in its entirety by such reference. The Registration Statement (and exhibits thereto) should be available for inspection at the offices of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents previously filed with the Commission by the Company pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act are hereby incorporated herein by reference: (1) Report on Form 10-K (filed October 31,
1997) for the year ended August 2, 1997; (2) Quarterly Report on Form 10-Q (filed December 16, 1997) for the quarter ended November 1, 1997, and Quarterly Report on Form 10-Q (filed March 17, 1998) for the quarter ended January 31, 1998; and (3) Proxy Statement and Amendment thereto, for the Annual Meeting of Shareholders held on December 2, 1997 (filed on October 31, 1997 and November 5, 1997, respectively).

         In addition, the description of the Common Stock which is contained in the Company's Form 8-A filed with the Commission on April 29, 1991 pursuant to
Section 12 of the Exchange Act, as the same may be updated in any amendment or report filed for the purpose of updating such description, is hereby incorporated by reference.

         All documents filed by the Company, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company shall promptly furnish, without charge, a copy of any and all of the information that has been incorporated by reference in the Prospectus upon the written or oral request of any potential investor to the Company:
Attention: Robert M. Wysinski, Senior Vice President, Chief Financial Officer, Treasurer, and Secretary, 3241 Westerville Road, Columbus, Ohio 43224; (614) 471-4722.

                                   THE COMPANY

         The Company currently operates a chain of 94 department stores located in Ohio and 14 other Midwestern and eastern states, principally under the name "Value City." For over 80 years, the Company's strategy has been to provide exceptional value by offering a broad selection of brand name merchandise at prices substantially below conventional retail prices. The stores carry men's, women's and children's apparel, housewares, giftware, home furnishings, toys, sporting goods, jewelry, shoes and health and beauty aids, with apparel comprising over 60% of total sales. The Company operates large stores, averaging 86,000 square feet, which allow it to offer over 90,000 different items of merchandise similar to the items found in department, specialty and discount stores.

         The Company's pricing strategy is supported by its ability to purchase large quantities of goods in a variety of special buying opportunities. For many years, the Company has also had a reputation in the marketplace as a leading purchaser of buy-outs and manufacturers' closeouts.

                                 USE OF PROCEEDS

         The proceeds from the sale of the Shares offered hereby are solely for the account of the Selling Shareholders. Accordingly, the Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         Each of the Selling Shareholders is a private non-profit charitable foundation. The sole members, trustees and officers of the El-An Foundation and the Jay and Jean Schottenstein Foundation are Saul, Geraldine and Jay Schottenstein, each a director of the Company. Each of the remaining Selling Shareholders also have trustees and officers which consist of at least one of the following persons: Jay Schottenstein, Geraldine Schottenstein, Jon Diamond and/or Ari Deshe, each a director of the Company.

         The Selling Shareholders are shareholders of the Company because of gifts made to the Selling Shareholders by Schottenstein Stores Corporation and in one case also as a result of open market purchases. Schottenstein Stores Corporation owns approximately 62% of the outstanding Common Stock of the Company. Schottenstein Stores Corporation intends to make additional contributions of its shares of Common Stock of the Company to the Selling Shareholders in the future, and the Company may file additional registration statements on behalf of the Selling Shareholders to permit them to publicly offer and sell any such additional shares.

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each Selling Shareholder on April 30, 1998.

                                 Before the Offering                                        After the Offering
                        -------------------------------------       Shares         ----------------------------------
                           Number of           Percentage            Being            Number of          Percentage
                           Shares              of Class (1)         Offered             Shares           of Class (1)
                        -------------         ---------------       -------        ---------------      -------------

El-An Foundation               359,445           1.1%              359,445                     0              0%

Jay and Jean
Schottenstein Foundation       111,035           *                 111,035                     0              0%

Ann and Ari Deshe
Foundation                      61,150           *                  61,150                     0              0%

Jon and Susan Diamond
Family Foundation               61,150           *                  61,150                     0              0%

Lori Schottenstein
Foundation #2                   36,665           *                  36,665                     0              0%

--------------
(1) "Percentage of Class" is calculated by dividing the number of shares beneficially owned by 32,006,765, the total number of outstanding shares of the Company on April 30, 1998.

*    Less than 1%

                              PLAN OF DISTRIBUTION

     The Shares covered hereby may be offered and sold from time to time by the Selling Shareholders or by pledgees, donees, transferees, and other successors in interest. The Selling Shareholders will act independent of the Company in making decisions with respect to the timing, manner, and size of each sale. To the Company's knowledge, no Selling Shareholder has entered into any agreement, arrangement, or understanding with any particular brokers or market makers that will participate in the offering.

     The Selling Shareholders may sell Shares in any of the following transactions: (i) through broker-dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions in the over-the-counter market, on the New York Stock Exchange, or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In connection with the distribution of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell shares short and redeliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Shareholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

     At the time a particular offer is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers, or agents, any commissions, discounts, or concessions and other items constituting compensation from the Selling Stockholders and any commissions, discounts, or concessions allowed or repaid to broker-dealers.


                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this Prospectus and Registration Statement by reference from the Company's Annual Report on Form 10-K for fiscal year ended August 2, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference and have been so incorporated in reliance upon reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements incorporated in this Prospectus and Registration Statement by reference from the Company's Annual Report on Form 10-K for the fiscal years ended August 3, 1996 and July 29, 1995, have been audited by Coopers & Lybrand LLP, independent auditors, as stated in their report which is incorporated by reference and have been so incorporated in reliance upon reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL OPINION

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Porter, Wright, Morris & Arthur, Columbus, Ohio.

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NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER, DEALER, OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.






                           ---------------------------






                                TABLE OF CONTENTS

                                             PAGE
                                             ----

Available Information....................     2
Information Incorporated By Reference.....    2
The Company...............................    3
Use of Proceeds...........................    3
Selling Shareholders......................    3
Plan of Distribution......................    4
Experts  .................................    4
Legal Opinion.............................    4



================================================================================



                                 629,445 SHARES



                              VALUE CITY DEPARTMENT
                                  STORES, INC.


                                  COMMON STOCK









                           ---------------------------


                                   PROSPECTUS

                           ---------------------------










                                  MAY 14, 1998



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